FORM OF UNDERTAKING TO GUARANTEE
                       OBLIGATION OF PRINCIPAL UNDERWRITER
                  PURSUANT TO RULE 6E-3(T)(B)(13)(VI) UNDER THE
                         INVESTMENT COMPANY ACT OF 1940


     1. The Equitable Life Assurance Society of the United States ("Equitable") is a stock life insurance company and EQ Financial Consultants, Inc. (formerly known as Equico Securities, Inc. ("Equico") is a New York corporation registered as a broker-dealer under the Securities Exchange Act of 1934. EQ Financial is a wholly-owned subsidiary of Equitable.

     2. Equitable and EQ Financial may each be regarded as a principal underwriter in connection with the sale of variable life insurance policies currently being issued, and which may in the future be issued, by Equitable (the "Policies").

     3. The Policies provide for the allocation of amounts to Separate Account FP of Equitable ("Separate Account FP"). Separate Account FP is registered as an investment company under the Investment Company Act of 1940 (the "1940 Act") and is a separate account that meets the requirements of Rule 6e-3(T)(a) thereunder.

     4. The prospectus for each Policy provides that the owner may examine the Policy and, at any time (a) within 10 days after receipt of the Policy, (b) within 45 days of completion of Part 1 of the application therefor or (c) within 10 days from the date that Equitable mails or personally delivers a Notice of Withdrawal, whichever is latest, return it with a written request for cancellation  to the  administrative  office  of  Equitable  (the  "Cancellation
Right").

     5. Pursuant to Rule 6e-3(T)(b)(13)(vi) under the 1940 Act, Equitable hereby undertakes to guarantee the performance of all obligations of EQ Financial to refund premiums to owners of Policies who have exercised the Cancellation Right thereunder.


Dated as of:  December ______, 1996

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